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On April 25, 2013, Tessera Technologies, Inc. (the “Company”) held its first quarter 2013 earnings call. On April 29, 2013, the Company made available for replay on its investor website (http://ir.tessera.com/) the following transcript of such earnings call.

PARTICIPANTS

Corporate Participants

Moriah C. Shilton – Senior Director-Investor Relations, Tessera Technologies, Inc.

Richard S. Hill – Interim CEO and Executive Chairman, Tessera Technologies, Inc.

C. Richard Neely – Chief Financial Officer & Executive Vice President, Tessera Technologies, Inc.

Bernard J. Cassidy – Secretary, Executive VP & General Counsel, Tessera Technologies, Inc.

John S. Thode – President, DigitalOptics Corp.

Other Participants

Krish Sankar – Analyst, Merrill Lynch, Pierce, Fenner & Smith, Inc.

Mohit Khanna – Analyst, Value Investment Principals Ltd.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Ashley, and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Tessera Technologies’ First Quarter 2013 Earnings Call. All lines are placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.

Ms. Moriah Shilton, you may begin your conference call.

Moriah C. Shilton, Senior Director-Investor Relations

Thank you, Ashley, and good morning, everyone. Thank you for joining us for the call today. This call is also being broadcast live over the Internet. I will now read a short Safe Harbor statement.

During the course of this conference call, management will make a number of forward-looking statements, which are statements regarding future events, including the future financial performance of the company. These forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this call. More information about factors that may cause results to differ from the projections made in these forward-looking statements, can be found in Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, especially in the sections entitled Risk Factors.

The company disclaims any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after this call.

On the call today from management are Rick Hill, Interim Chief Executive Officer and Executive Chairman; Rick Neely, Chief Financial Officer; Barney Cassidy, President of Intellectual Property Corp., and General Counsel; and John Thode, President of DigitalOptics Corporation.

During this call today, management may discuss certain non-GAAP financial measures for comparison purposes only. The non-GAAP amounts of cost of revenues, research and development, selling, general and administrative expenses, net income and earnings per share do not include the following; stock-based compensation expense, acquired intangibles amortization charges, charges for acquired in-process research and development, restructuring and other related exit cost, impairment charges along with assets and goodwill and related tax effects. After management’s opening remarks we’ll open the call to your questions.

I will now turn the call over to Rick Hill.

Richard S. Hill, Interim CEO and Executive Chairman

Thank you, Moriah. Good morning, ladies and gentlemen, and thank you for joining our first quarter 2013 conference call. My name is Rick Hill, and I’m the Chairman and Interim CEO of Tessera Technologies Inc. It’s a pleasure to see some familiar names on the call today, and I hope I can bring some insights into the business opportunity for our company going forward.

People have asked, why did you decide to step in the role of Chairman and Interim CEO? Well, the answer is fairly simple. Everyone knows our company has been traversing some difficult times over the last several years. In August, the Tessera Board recruited me along with another gentleman Tim Stultz to join the Board to bring fresh eyes to the challenges facing our business.

Taking my role as a director seriously, I’ve been immersed in understanding our business, helping to shape the strategy for our business going forward, which I can tell you is both exciting and promising. In December, as Mr. Stultz and I reported out the need for changes in corporate governance, operational execution and corporate strategy Starboard Value LLP launched their second costly assault on the company. While we remain calm and we continue to carry on, the unrelenting personal accusations and bombastic interactions with Mr. Feld of Starboard, began to weigh heavily on several of the new board members. So we accelerated the transition of the board members, which would have more normally occurred as part of our Annual Meeting.

As Mr. Feld increased his slanderous personal attacks to Mr. Boehlke and Mr. Young, these two gentlemen volunteered to step down in order to remove any distractions that could take away from the opportunity we have as a company. Having recently retired from Novellus Systems Inc., where I spent 19 years delivering stockholder value, the new board members asked that I take over to lead us through the proxy fight and help communicate the value the new management team is bringing to stockholders, and I plan to start doing that this morning.

This morning Rick Neely, our CFO, is going to report on our financial results for the first quarter 2013. And while I would like to be carrying the ball over the goal line in the first play from scrimmage, I’ll settle for coming in during the fourth quarter as there are still a lot of points to be put up on the board.

And with frank talk that I will talk with you with, I want to convince you there’s great value to be had from our investment in Tessera Technologies, and we’re in position with a new board and management team that can make it happen.

Rick Neely will now walk through our results for the quarter, and I’ll be back on to give some color on the business objectives for the second quarter 2013 and describe new initiatives we have for delivering stockholder value. Thank you.

C. Richard Neely, Chief Financial Officer & Executive Vice President

Thank you, Rick. Total revenue for the first quarter of 2013 was $31.1 million, which included $25.6 million in revenue from the Intellectual Property segment and $5.5 million from the DigitalOptics segment.

Looking at the revenue in more detail, Intellectual Property total revenue was $25.6 million and included $1.5 million in past production payments. Compared to the fourth quarter of 2012, our Intellectual Property revenue was down $17.4 million. The primary component of this decrease was a $24.7 million in past production payments that we received in the fourth quarter, which compares to just $1.5 million received in the first quarter of 2013.The decrease was partially offset by a license fee received in the first quarter of 2013 that we did not get in the fourth quarter of 2012.

In comparison to the first quarter of the prior year, Intellectual Property revenue was down $13.4 million, primarily due to the absence of royalty revenue from Micron Technology and Powertech Technology Inc.

DigitalOptics total revenue for the first quarter of 2013 was $5.5 million compared to $10.2 million in the fourth quarter of 2012. The decrease was largely due to sequentially lower fixed focus camera module product sales, which we noted last quarter would stop in the first quarter of 2013 as part of our announced focus on just our core MEMS products.

In comparison to the prior year, first quarter of 2013 DigitalOptics revenue was down $2.2 million. The decrease was due primarily to the lower revenues from our image enhancement technologies and weaker demand for our Micro-optics products.

Looking at our quarterly GAAP results, total GAAP operating expenses in the first quarter of 2013 were $95.6 million. As follows, cost of revenues were $7.9 million, R&D was $25.9 million, SG&A was $25.3 million, litigation expense was $14.1 million, and restructuring and impairment were $22.4 million in the first quarter.

Included in the GAAP operating expenses are the following charges, we had restructuring, impairment of long-lived assets and other charges of $15.8 million and included in that is $2.1 million of cash expenditure. We have impairment of goodwill of $6.7 million. We had amortization of acquired intangibles of $6.4 million and stock-based compensation expense of $2.5 million.

First quarter total GAAP operating expenses were higher by $14.8 million quarter-over-quarter, primarily due to the aforementioned impairment charges and restructuring and other exit costs. In total, excluding these impairment and restructuring charges, our GAAP operating expenses declined by $5.1 million quarter-over-quarter.

Other income, net of expense was $336,000 of interest income.

As a result of the net loss, we recorded a tax benefit of $19.6 million for the first quarter of 2013. GAAP net loss for the first quarter of 2013 was therefore $44.6 million or $0.85 per basic share. On a non-GAAP basis, our total non-GAAP operating expenses in the first quarter of 2013 was $64.3 million. As follows, the breakout is: cost of revenues $6.1 million, R&D $23.3 million, SG&A $20.8 million, and litigation expense of $14.1 million.

First quarter total non-GAAP operating expenses were lower by $4.1 million compared to the previous quarter with lower cost of revenues of $4.2 million due to sequentially lower fixed focus camera module production and lower R&D expense of $1.6 million due to lower MEMS third-party outside services and legal spending.

This expense decrease was partially offset by higher SG&A expense of $1.7 million, primarily associated with higher severance expenses and proxy related expenses.

Our non-GAAP results exclude restructuring and other exit costs, stock-based compensation, charges for acquired in-process research and development, acquired intangibles amortization, impairment charges on long-lived assets and goodwill, and the related tax effects. We have included a detailed reconciliation between our GAAP and non-GAAP net income and loss in both our earnings release and on our website for your convenient reference.

Tax adjustments in the first quarter of 2013 for non-GAAP items were approximately $6.1 million. Non-GAAP net loss for the first quarter of 2013, therefore, was $19.4 million, or $0.36 per basic share.

Looking at the balance sheet, we ended the first quarter of 2013 with $402.7 million in cash, cash equivalents and investments. This is a decrease of $39.9 million from the prior quarter.

This quarter-over-quarter decrease resulted from a combination of the cash loss from operations of $33 million, $5.3 million in dividend payments, capital expenditures of $5.6 million, and $600,000 for the purchase of intellectual property. Our quarterly dividend remained at $0.10 per share of common stock cash payable to stockholders of record as of March 7, 2013.

On April 23, 2013, the Board declared a cash dividend of $0.10 per share of common stock for the second quarter, payable on June 13, 2013 to stockholders of record at the close of business on May 23, 2013.

I would now like to turn the call back over to Rick Hill to discuss our financial guidance and other issues for the second quarter of 2013.

Richard S. Hill, Interim CEO and Executive Chairman

Thanks, Rick Neely. I know it may be a little confusing, but I think the tone of our voices are slightly different. At this time, what I would like to do is to be able to talk a little bit about the next quarter, and then go into some color on the business. My hope here is to start to give our investors more information of which they can judge the economic value of our business.

Now, starting with this quarter, we’re reinitiating financial guidance for one quarter out. And we’re going to quantify the following lines of the P&L statement, the revenue. We’re trying to going to give you our best estimate of revenue, our operating expenses, our assumed tax rate, and earnings after tax and earnings per share.

I’d like to take this opportunity to thank Krish Sankar who has continued to follow the company and report, and hopefully our communications will be such that your reports can fully reflect the value that Tessera has for its investors. Another important observation that I think is critical to all of us as investors in Tessera is our ability to have liquidity of our stock. And I think essential to improving liquidity is investor understanding.

So as these meetings as well as investor meetings go on, it will be my top priority to continue to more effectively communicate the overall business model and business plan for Tessera in the weeks and months to follow if our investors choose to go forward with this management team after the Annual Meeting.

For the second quarter of 2013, our guidance is going to be as follows. We expect total revenue for the upcoming second quarter of 2013 to range between $42 million and $50 million. Now the Intellectual Property revenue is expected to range between $38 million and $45 million. And the DigitalOptics revenue is expected to range between $4 million to $5 million.

Our GAAP operating expenses are expected to range between $77 million and $81 million, which includes expected litigation expenses of between $16 million and $20 million. So as you can see, the most unpredictable line item in the expense area is our litigation costs.

Okay, our restructuring – excuse me a second here.

Okay, our GAAP operating expenses, as I said, are between $77 million and $81 million, which includes the legal litigation expenses and the restructuring and impairment charges of between $5.5 million and $6.5 million. So in that $77 million to $81 million, we also have another restructuring and impairment charge that you’ll be seeing in the second quarter.

Our assumed tax rate in the quarter will be 30%. Our GAAP loss per share is expected to range between 40% and 45% and as you well can calculate, our non-GAAP loss will be substantially less than that.

As the Intellectual Property business is composed of recurring revenue, and what I call, episodic revenue, we have decided to experiment with some additional guidance for our stockholders to help them understand the true economic potential of the business.

Beginning this quarter, we’re going to try to quantify the revenue potential we see from our episodic sources that are very unpredictable that we – but that we can reasonably expect to materialize over the next 12 months.

Our episodic revenue forecast as of this quarter is in excess of $200 million over the next 12 months. If you look at the second quarter, we expect to see at least $19 million of that revenue flow into the second quarter, leaving $181 million for the following three quarters.

Now, recurring revenue is defined as the revenue from payments made pursuant to a license agreement or another agreement that are scheduled to occur over at least one year period of time and are reasonably predictable. They’re not exactly predictable, but we can with a certain amount of certainty know that they’re coming in.

Episodic revenue, on the other hand, is revenue other than revenue payable over at least one year pursuant to a contract. Episodic revenue includes non-recurring engineering fees, initial licensing fees, back payments resulting from audits - either self audits or audits we conducted, damage awards for – damages awards from courts or other tribunals and lump-sum settlements, payments for past type damages.

Now, although the royalty revenue reported by our licensees quarterly is generally not assured, for ease of reference, we refer to these revenues as recurring revenue because they’re fairly predictable. They, of course, are always dependent upon the vagaries of the market conditions as our royalties typically run as a rate of either a percent of their revenues or on a per unit basis.

Importantly, a source of episodic revenue may become a source of recurring revenue, when for example a company settles litigation with us by paying a settlement amount and entering into a license agreement that calls for an initial license fee and an ongoing royalty payment over several years. In that type of scenario, the settlement amount would be an episodic revenue as we couldn’t predict it, but it would result in a licensing fee or royalties that would then move into the recurring revenue stream.

Now, it can be seen from the size of our episodic revenues in front of us for the next 12 months that they are a major source of profit and cash and could be in any given quarter that we can’t predict. By giving you this new insight to this potential, unpredictable potential as it is, it can help you better understand the economic overall effect for your investment.

The unpredictability of our revenue stream, and consequently the variability of earnings can dramatically affect the liquidity and the stock by eliminating a large pool of potential investors who cannot bear the variability and lack of insight into the potential earnings stream. We hope to converge on being able to better predict this as we go forward in the business.

We’ve unveiled also today that you’ll see being filed a new innovative strategy of allowing our investors to receive returns consistent with the returns of the business overall. We are initiating a new capital allocation program that will employ the combination of a fixed dividend that will grow as the recurring revenues of the business grow and annual episodic dividend annually tied to episodic revenue receipts.

Also a pseudo-sinking fund allocation from the episodic revenues that will fortify the fixed dividend stream that we announce quarterly, and finally, we’ll add an active opportunistic buyback program, funded by episodic revenues and designed to improve liquidity of our stock.

So with that, that’s my forward-looking guidance and a little insight in some of the data that we’re going to be communicating in the future. And now what I’d like to do is answer some questions for you that I’ve asked over the last eight months and we’ve begun to forge a plan with and I want to share that with you now.

One of the first questions that investors ask and what all of the board members have asked is, what really is our model for Tessera? And without a model we can’t tell where we’re going. Our model for Tessera, which is largely an IP business, is to have revenues of course at a 100%. There’s very little cost of revenues in our business and so we estimate the model for gross profit to be 99%.

We believe that with the Tessera model, we can achieve maximum results with R&D expenses running about 12% of revenue. We believe that our SG&A expenses need to run about 22% of revenue. We also need a very important element of this business, that’s not usually present in most operating business, and that’s an assertion business.

And so we estimate that litigation expenses will on average run about 15% of revenue, giving us an operating income model objective of 50% for our business. And if we assume a 30% tax rate, it yields a net income after tax of approximately 35%.

Now clearly, we’re not at that model today, but we began to take the first steps to drive to that model with some of the changes in strategies and the cost cuts that we previously announced. In our IP business, we’re closer in that our current gross profit is running around 99%, our R&D expense is a little high at the 17%, our SG&A is a little high at 24%, our litigation expenses are a little high at the 18%, and we’re yielding 41% operating income.

In our DOC business, which is clearly an emerging business, that is a disruptive technology we’re bringing to market in the camera business, we’re way off of the mark on its financials and it’s an area of intense focus as we go forward.

So another element that I’d like to introduce to you is how we’re thinking about the company here at Tessera. At Tessera, we think of ourselves as a technology development company selling advanced technology engineer-to-engineer.

We produced real technology and products through leverage partnerships. What we are not is a patent troll. Now, whose our competition and why? Any company competing for IP to license to partners that enable ever faster, cheaper and better technologies for mobility application is focusing on some of the same sources of technology as we are and therefore become competitors of ours.

Our major focus is in the interconnection space. And by interconnection, I mean circuit-to- circuit, circuit-to-package, package-to-package, package-to-subsystem and subsystems-to-system. We believe that the forefront of technology for continued improvement in the electronics ecosystem is to continue to be able to drive speed, bandwidth, and lower cost in the interconnect system in order to continue to drive better, faster, cheaper in the electronics industry.

Now, there are some unique challenges in our IP business that aren’t necessarily present in an operating business. In our business, our customer’s mantra, our customers being engineers is I can do it better. In fact, I can always design around it. So it makes our business much more difficult.

Now, another thing that makes our business more difficult is due to the explosion of IP companies, it is critical for long-term success to differentiate ourselves from patent trolls. In my career, I’ve always gone to my customers and partners and their first reaction was; we love your product and services.

In our business, bad actors have created an environment that makes our customers see us sometimes as an IRS agent, and we all know how that feels. Now, success in our business is never having to sue our customers, and then say we’re sorry. We have to be a trusted partner, and that is what Tessera has been in the interconnect space and we’ll continue to drive for long-term success and stockholder value.

Now, I’m going to give you my assessment of how we’re positioned with the company. And I believe we’re uniquely positioned. We are uniquely positioned in the IP space, because our technology is focused on the most critical element in the electronics ecosystem going forward, and that’s interconnect technology.

The world is going vertical and the core competency of the company of connecting circuits-to-circuits, circuits-to-packages, packages-to-subsystems, and subsystems-to-system resides within Tessera.

There are certainly opportunities for us to broaden our IP through both internal development and selective acquisitions, but we feel that there is a great growth motivator as Moore’s Law of shrinking areal dimensions hits a wall in order to continue to drive up performance densities. The world is going vertical and interconnection is the critical roadblock to that success, and Tessera owns that technology.

Now with that, I’d like to turn to DOC. How are we doing in DOC? Well, I think we’ve made some major steps to go back to our roots of developing technology and licensing technology, while partnering with key customers.

As a result, we’ve been able to cut expenses dramatically, while still progressing and enabling the technology, and later today as part of our road show we will be demonstrating some of the performance capabilities of our technology and giving you detail data on where we are with that technology.

And as you’ll know, we’ve been receiving some very, very favorable press on the technology we deliver, including the announcement just a couple of days ago of Samsung licensing our unique software technology for face recognition. So we feel very, very happy about this and we believe when this all comes together, it will be a major enrichment of the overall Tessera technology portfolio.

Now with that, I’d like to open it up for any questions that you might have. Thank you.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And you first question comes from Krish Sankar with Bank of America Merrill Lynch.

<Q – Krish Sankar – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Hey, Rick. It’s good to hear your voice again after a while.

<A – Rick Hill – Tessera Technologies, Inc.>: Nice to hear you too, Krish.

<Q – Krish Sankar – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Hey, just a couple of questions. Number one, on the IP side, do you guys have any patents around advance packaging like 3D, TSV - any of those or is it still in development?

<A – Rick Hill – Tessera Technologies, Inc.>: Well, that’s a great question and the fact is we really do have a very rich patent portfolio with Invensas. And what I’ll do is I’d like to have Barney talk a little bit about what that patent portfolio has already done for us.

<A – Bernard Cassidy – Tessera Technologies, Inc.>: Thank you, Rick. This is Barney Cassidy, the President of the Intellectual Property Company, TIPC, Tessera Intellectual Property Corp. Krish, we have one of the top 10 holdings of patents in the world, in 3D-IC and we’re growing it very aggressively both through internal development and through the acquisition of patents.

We believe that is a key step at the next node, if you will, of development in interconnectology and we are aggressively pursuing it. We’ve already licensed it to SK hynix and we’re very excited about that relationship, which as you know, we announced in January in the first quarter, now has a license that enables us to collect running royalties for eight years. Since signing that, they’ve been in our offices almost on a weekly basis to learn more about these technologies, and we’re excited about that partnership.

<A – Rick Hill – Tessera Technologies, Inc.>: And Krish, as you well know, I’m no stranger to vertical reality and TSV technology and this type of packaging technology. And I’m extremely excited about the portfolio that we have.

<Q – Krish Sankar – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Got it, got it. That’s very helpful, Rick. And then just two other quick questions, in your guidance for the June quarter, the episodic revenue of $19 million or higher, does it include a potential Micron in it or is Micron not included in that?

<A – Rick Hill – Tessera Technologies, Inc.>: As you well know, just like when I was giving order forecast for the semiconductor capital equipment business, there is no advantage for us to say what’s in that number. Okay, it’s just dollar buckets that we think are high probabilities of coming in during that quarter for sure. For all we know, we could get $200 million in that quarter.

But I wouldn’t be on this phone today promising you that number, and particularly in this business, given the vagaries of the court system that we’re currently plagued with. But more importantly, one of the things we can’t afford to do in this business is to not maximize the value we’re really doing, just like in the systems business, I’m not going to pull an order in, if you will, to a quarter just to satisfy – some projection – in the marketplace, if somebody says we ought to have a revenue.

What I’m into is maximizing the value for the shareholders, which ultimately is profit on the bottom line, cash in the bank, which yields dividends or stock buybacks, and that’s the philosophy we’re operating with going forward.

<Q – Krish Sankar – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Yeah, that’s helpful Rick. And then final question, on the DOC side, with regards to the Samsung Galaxy S4. Is that technology, your Face Detection one, is this going to be used in all the S4’s across the global or is it really in the U.S. ones?

<A – Rick Hill – Tessera Technologies, Inc.>: I’m going to let John Thode answer that question, as he has been at the front of that negotiation.

<A – John Thode – DigitalOptics Corp.>: Hello, Krish. It’s John Thode, President of DOC. The answer is that it’s going to be in all of the phones for the global supply for the Galaxy S4. It’s – it will be part of their global launch and something obviously we’re extremely proud of and – it’s a world-class, world leading technology capability that we have, and frankly it is one that we’ve been developing for some time and, beyond the Samsung Galaxy S4, [we] are in a number of platforms, in fact, a large majority of smartphone platforms that are currently being shipped today. It’s something we probably should promote quite a bit more and is a capability that we’ll be integrating with our MEMS technology to create a very compelling value proposition for our partners and customers.

<A – Rick Hill – Tessera Technologies, Inc.>: Thanks, John.

<Q – Krish Sankar – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: Is there anything that’s quantifying the opportunities? Is it – is it like a nickel a unit are you talking about in royalties? Is it more like somewhere in the $0.10 to $0.20? Is there any way to figure it out?

<A – Rick Hill – Tessera Technologies, Inc.>: Krish, unfortunately in this business with the agreements we have, we can’t disclose those individual agreements. But keep trying, and as we go forward, hopefully I’ll remember never to tell you. Okay?

<Q – Krish Sankar – Merrill Lynch, Pierce, Fenner & Smith, Inc.>: All right, thanks Rick. Good to hear you again. Bye.

<A – Rick Hill – Tessera Technologies, Inc.>: Thanks.

Operator: [Operator Instructions] And your next question comes from Mohit Khanna with Value Investment.

<Q – Mohit Khanna – Value Investment Principals Ltd.>: Hello?

<A – Rick Hill – Tessera Technologies, Inc.>: Go ahead. Yes.

<Q – Mohit Khanna – Value Investment Principals Ltd.>: Yes. I wanted to ask that the agreement with Samsung that you have got for the S4 phones is it possible that you guys can – license the same technology to some other company or you have some kind of a binding agreement with Samsung that cannot go to any other manufacturer across the globe?

<A – Rick Hill – Tessera Technologies, Inc.>: No, our plan is to have it on every phone in the world. Hopefully, in the long-term it’s combined with the world-class camera technology that will bring SLR camera capability to basically your hand phone. So we’re very excited about it. It’s a very, very rich technology with rich IP that we feel has very long-term positive impacts for the company overall.

<Q – Mohit Khanna – Value Investment Principals Ltd.>: All right, all right, all right. And I of course know that you would remember not to divulge any financial details, but just trying to understand kind of agreement and pricing mechanism that we have under this contract. So is it some kind of a volume pricing contract that you had with IP business in the past?

<A – Rick Hill – Tessera Technologies, Inc.>: Again, what we can release is what was released in the release and so I just can’t go any deeper for you. But make no mistake about it, if it’s going into every phone, last time I checked, old Samsung is making a lot of those S4s.

<Q – Mohit Khanna – Value Investment Principals Ltd.>: All right.

<A – Rick Hill – Tessera Technologies, Inc.>: And some of my good friends are still able to visit me even though some of them have retired now. So they must be getting some pretty good dividends over there in Korea.

<Q – Mohit Khanna – Value Investment Principals Ltd.>: Absolutely, absolutely. Well, I think that’s all from me, Rick.

<A – Rick Hill – Tessera Technologies, Inc.>: Thank you very much. I look forward to your questions going forward.

<Q – Mohit Khanna – Value Investment Principals Ltd.>: You’re welcome.

Operator: [Operator Instructions] There are no further questions at this time.

Richard S. Hill, Interim CEO and Executive Chairman

Well, thank you very much for joining our conference call this morning. Hopefully, as we go forward on these conference calls they’ll become richer and richer in data. The bracket will go off the numbers. And you’ll see the full effect of the changes that are being made since about September of last year. And I believe it’s very, very positive for the stockholders of Tessera.

So, thank you very much and I look forward to speaking to many of you today one-on-one and to all of you on future calls. Thank you very much.

Operator: That concludes today’s conference. Thank you for your participation. You may now disconnect.